                               SCANA CONSOLIDATED
                             PROFORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                   (unaudited)
                              (Dollars in millions)

                                                                        Merger                     Stock Option          Pro Forma
                                                                      Pro Forma       Merger           Plan              as further
                                     SCANA      PSNC      Subtotal   Adjustments     Pro Forma      Adjustments           adjusted
                                     -------  --------  -----------  -----------     ---------      -----------         ----------
Assets
Utility Plant, Net                   $3,828     $534      $4,362          $477 (5)      $4,839                           $4,839
                                     -------  --------  -----------  -----------     ---------      -----------         ----------

Nonutility Property
 and Investments
 (net of accumulated
 depreciation)                          796       14(2)     $810                           810                              810
                                     -------  --------  -----------  -----------     ---------      -----------         ----------
Current Assets:
   Cash and temporary
    cash investments                     57       11          68           695 (3)
                                                                         (212) (5)
                                                                         (488) (4)
                                                                          (23) (5)          40           (136)  (10)
                                                                                                            52  (11)       (44)

   Other current assets                 459       81         540                           540                              540
                                     -------  --------  -----------  -----------     ---------      -----------         ----------
Total Current Assets                    516       92         608          (28)             580            (84)              496

Deferred Debits                         545        8(2)      553             5 (3)         558                              558
                                     -------  --------  -----------  -----------     ---------      -----------         ----------

Total                                $5,685     $648      $6,333          $454          $6,787           $(84)           $6,703
                                     -------  --------  -----------  -----------     ---------      -----------         ----------


Capitalization and Liabilities
Stockholders' Investment:

   Common stock, shares issued
     and outstanding;                $1,224     $160      $1,384          $475 (5)
                                                                         (488) (4)
                                                                         (160) (5)      $1,211                           $1,211

  Retained Earnings                     698       73         771          (73) (5)         698          $(136)  (10)
                                                                                                            52  (11)        614
  Preferred Stock (Not subject to
    sinking fund requirements)          106                  106                           106                              106
                                     -------  --------  -----------  -----------     ---------      -----------         ----------
Total Stockholders' Investment        2,028      233       2,261         (246)           2,015           $(84)            1,931
                                     -------  --------  -----------  -----------     ---------      -----------         ----------


Preferred Stock (Subject to
  sinking fund requirements)             11                   11                            11                               11

SCE&G - Obligated Manditorily
 Redeemable Preferred Securities
 of SCE&G's Subsidiary Trust,
 SCE&G Trust I, holding solely
 $50 million principal amount
 of the 7.55% Junior Subordinated
 Debentures of SCE&G, due 20250          50                   50                            50                               50

Long-Term Debt, net                   1,610      157       1,767           700 (3)       2,467                            2,467
                                     -------  --------  -----------  -----------     ---------      -----------         ----------
Total Capitalization                  3,699      390       4,089           454           4,543            (84)            4,459
                                     -------  --------  -----------  -----------     ---------      -----------         ----------
Current Liabilities                     824      160         984                           984                              984
                                     -------  --------  -----------  -----------     ---------      -----------         ----------
                                        824      160         984                           984               0              984
                                     -------  --------  -----------  -----------     ---------      -----------         ----------
Deferred Credits                      1,162       98       1,260                         1,260                            1,260
                                     -------  --------  -----------  -----------     ---------      -----------         ----------
Total                                $5,685     $648      $6,333          $454          $6,787           $(84)           $6,703
                                     =======  ========  ===========  ===========     =========      ===========         ==========

                                SCANA CORPORATION
                     PRO FORMA CONDENSED STATEMENT OF INCOME

                     TWELVE MONTHS ENDED SEPTEMBER 30, 1999

                                   (unaudited)

                 (Dollars in millions, except per share amounts)

                                                                           Merger                     Stock Option       Pro Forma
                                                                         Pro Forma        Merger          Plan           as further
                                                  SCANA       PSNC      Adjustments      Pro Forma     Pro Forma          adjusted
                                                 ========   =========   ============    ===========  ==============     ===========
                                                                          Increase                      Increase
                                                                         (Decrease)                    (Decrease)

Operating Revenues............................  $  1,616   $     299   $       0.00         $1,915                          $1,915
                                                ---------  ----------  -------------    -----------  --------------     -----------

Operating Expenses:
   Operating Expenses.........................     1,027         220                         1,247             136 (10)      1,383
   Depreciation and amortization..............       164          26             14 (7)        204                             204
   Income taxes...............................       114          15           (17) (8)        112            (52) (11)
                                                                                                                                 60
                                                ---------  ----------  -------------    -----------  --------------     -----------
Total Operating Expenses                            1,305         261            (3)          1,563              84           1,647

Operating Income..............................        311          38              3            352            (84)             268
Other Income..................................        (4)           4              0              0                               0
                                                ---------  ----------  -------------    -----------  --------------     -----------

Income Before Interest Charges
 and Preferred Stock

   Dividends..................................        307          42              3            352            (84)             268
Interest Charges, Net.........................        136          18             46 (6)        200                             200
                                                ---------  ----------  -------------    -----------  --------------     -----------

Income Before Preferred Dividend
 Requirements on Mandatorily
 Redeemable Preferred Securities..............        171          24           (43)            152            (84)              68
Preferred Dividend Requirement of SCE&G -
   Obligated Mandatorily Redeemable
   Preferred Securities.......................          4           0              0              4                               4
                                                ---------  ----------  -------------    -----------  --------------     -----------

Income Before Preferred Stock Cash
   Dividends of Subsidiary....................        167          24           (43)            148            (84)              64
Preferred Stock Cash Dividends of
   Subsidiary (At Stated Rates)...............          8           0              0              8                               8

Net Income....................................   $    159   $      24   $       (43)    $       140  $         (84)     $        56
                                                =========  ==========  =============    ===========  ==============     ============

Weighted Average Common Shares
   Outstanding (millions).....................      103.6        20.5                         104.7 (9)                       104.7
Basic Earnings Per Share......................   $   1.54   $    1.19                   $      1.34                     $      0.53
Diluted Common Shares
 Outstanding (millions).......................      103.6        20.7                         104.7                           104.7
Diluted Earnings Per Share....................       1.54   $    1.18                   $      1.34                     $      0.53

                          NOTES TO PRO FORMA COMBINED
                                   CONDENSED
                              FINANCIAL STATEMENTS



1. The adjustments assumed no change in accounting policies for SCANA or PSNC and no intercompany eliminations because transactions between the companies are not material.

2. In order to conform PSNC's financial statements with SCANA's financial statement presentation, the amounts shown reflect the reclassification of $13 million from Deferred Debits - Other to Nonutility Property and Investments, net.

3. Reflects the incurrence of $700 million (assuming an underwriting discount of $5 million) of long-term debt, the proceeds of which are to be applied to pay the SCANA Cash Consideration and the PSNC Cash Consideration.

4. Pursuant to the merger agreement, this adjustment reflects the SCANA Cash Consideration paid to SCANA shareholders who will elect to receive cash instead of common stock. The adjustment shows the cash pool of $700 million available for payment reduced by the amount of the cash paid to PSNC shareholders in adjustment (5) below. The amount of adjustment reflects a total payment of $488 million at a cash price of $30 per share.

5. Pursuant to the merger agreement, cash consideration will be paid to the PSNC shareholders who elect to receive cash instead of common stock. The amount of the cash consideration shows elections for cash made at a maximum amount of the cash available for PSNC shareholders at a total payment of $212 million at a cash price of $33 per share.

     This adjustment reflects the SCANA and PSNC Cash and Stock Consideration as described in the merger agreement. The adjustment recognizes the conversion of the remaining shares of SCANA common stock and PSNC common stock net of the shares which were converted to cash. The adjustment is based on the number of shares outstanding as of February 15, 2000. The conversion represents the exchange of each share of PSNC common stock into 1.21 shares of SCANA common stock. The total shares exchanged and stock consideration is based on the following (share amounts in millions):

                                                   As of September 30, 1999
                                            ------------------------------------
                                              PSNC        SCANA        Pro Forma
                                            -------     ---------      ---------
     Shares Outstanding End of Period        20.6         103.6
     Shares Redeemed for Cash                (6.2)        (16.3)
                                            -------     ---------      ---------
     Remaining Shares to be Exchanged        14.4         87.3
     PSNC Exchange Ratio                      1.2          1.0
                                            -------     ---------      ---------
     Stock Consideration                     17.4         87.3            104.7
                                            -------     ---------      ---------

     This adjustment also reflects the recognition of an acquisition adjustment equal to the excess of the purchase price over the net book value of assets and liabilities of PSNC acquired (resulting in the elimination of PSNC's retained earnings). The adjustment shows total purchase consideration equal to cash of $212 million and 17.4 million shares of SCANA common stock. The calculation of the acquisition adjustment for the balance sheet presented is based on the following (amounts in millions, except PSNC Exchange Ratio and the Estimated Price per Share):

                                                        September 30, 1999

        Cash Consideration                                  $     212
                                                            ----------
        Common Stock Consideration:
        PSNC Stock Converted                                    14.40
        PSNC Exchange Ratio                                      1.21
                                                            ----------

        New Shares Issued                                       17.42
        Estimated Price per Share                           $   27.27
                                                            ----------

        Total Stock Consideration                           $     475
        Estimated Acquisition Costs                                23
                                                            ----------

        Total Cost                                                710
        Less Net Book Value of PSNC                               233
                                                            ----------

        Total Acquisition Adjustment                        $     477
                                                            ----------


6. Reflects the recognition of interest expense related to the incurrence of debt ($700 million) at an assumed annual rate of 6.50%.

7. To record amortization expense for the acquisition adjustment of $477 million assuming a 35-year amortization period.

8. To record the effect on income taxes of the additional interest expense, using the effective statutory rate of 38.25%.

9. Calculation of Weighted Average Shares Outstanding (in millions, except PSNC Exchange Ratio and Redemption Price per Share):


                                                              For the Twelve Months Ended
                                                                  September 30, 1999
                                                  ==================================================
                                                      PSNC              SCANA            Pro Forma
                                                  ==============    ==============    ==============

        Weighted Average Shares Outstanding           20.6             103.6
        Shares Redeemed for Cash (*)                  (6.2)            (16.3)
                                                  --------------    --------------
        Net Shares                                    14.4              87.3
        PSNC Exchange Ratio                       X   1.21          X   1.0
                                                  --------------    --------------
        SCANA Weighted Average Shares Outstanding     17.4              87.3               104.7
                                                                                      --------------

   (*) Shares redeemed based on the following calculation (see notes 4 and 5):

        Allocated Cash for Redemption                               $    212          $     488
         Less: Cash for Options                                     $     (8)               -
                                                                    --------------    --------------
        Remaining Cash for Redemption                               $    204                488
        Redemption Price per Share                                        33                 30
                                                                    --------------    --------------
        Shares Redeemed                                                  6.2               16.3
                                                                    --------------    --------------


10. Assumes that the cash equivalent of all performance shares are issued, as allowed by the Plan, and calculated as follows: (in millions, except market price)

        Market Price as of January 31, 2000                   $      27.1875
        Shares issued under the Plan                          X          5.0
                                                               ==============
        Total Performance Plan Expense                        $        135.9
                                                               ==============

11. To record the effect on inco taxes of the performance payout, using the effective statutory me rate of 38.25%.